Exhibit 5
[Letterhead of Robinson & Cole LLP]
August 1, 2008
EDAC Technologies Corporation
1806 New Britain Avenue
Farmington, Connecticut 06032
          Re:     2008 Equity Incentive Plan
Ladies and Gentlemen:
     We have acted as counsel to EDAC Technologies Corporation, a Wisconsin corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the “Registration Statement”) with respect to the registration under the Securities Act of 1933, as amended, of 500,000 shares of Common Stock, $.0025 par value, of the Company (the “Shares”), subject to issuance by the Company upon exercise of options granted under the EDAC Technologies Corporation 2008 Equity Incentive Plan (the “Plan”).
     This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K.
     We have examined originals or certified copies of such corporate records, certificates of officers of the Company and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as conformed or photostatic copies and the authenticity of the originals of such copies. We assume that the appropriate actions will be taken, prior to the offer and sale of the Shares in accordance with the Plan, to register and qualify the Shares for sale under all applicable state securities or “blue sky” laws.
     It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect. Please note that we are opining only to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.
     Based upon our foregoing examination, subject to the assumptions stated above and relying on the statements of fact contained in the documents that we have examined, we are of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued and paid for in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and non-assessable.
     We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the State of Connecticut and the federal laws of the United States. Otherwise, to the extent this opinion deals with matters governed by or relating to the laws of any state other than Connecticut, we have assumed that such laws are identical to the internal substantive laws of the State of Connecticut.

     We hereby consent to the filing of this opinion as an exhibit to the Company’s Registration Statement on Form S-8, including the prospectus or any supplement to the prospectus, constituting a part thereof, as originally filed or subsequently amended. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours, Robinson & Cole LLP
By:	/s/ Edward J. Samorajczyk, Jr.
Edward J. Samorajczyk, Jr.